Exhibit 2.1
                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                            DATED AS OF MARCH 7, 2002

                                     BETWEEN

                         CAPITAL DEVELOPMENT GROUP, INC.

                                       AND

                                 G SOCIETY, INC.


TABLE OF CONTENTS

ARTICLE 1 The Share Exchange
  Section 1.1 The Share Exchange
  Section 1.2. Effective Time
  Section 1.3. Closing of the Share Exchange
  Section 1.4. Effects of the Share Exchange
  Section 1.5. Board of Directors and Officers
  Section 1.6. Conversion of Shares
  Section 1.7. Exchange of Certificates
  Section 1.8. Stock Options
  Section 1.9. Taking of Necessary Action; Further Action


ARTICLE 2 Representations and Warranties of CAPITAL
  Section 2.1. Organization and Qualification
  Section 2.2. Capitalization of CAPITAL
  Section 2.3. Authority Relative to this Agreement; Recommendations
  Section 2.4. SEC Reports; Financial Statements
  Section 2.5. Information Supplied
  Section 2.6. Consents and Approvals; No Violations
  Section 2.7. No Default
  Section 2.8. No Undisclosed Liabilities; Absence of Changes
  Section 2.9. Litigation
  Section 2.10. Compliance with Applicable Law
  Section 2.11. Employee Benefit Plans; Labor Matters
  Section 2.12. Environmental Laws and Regulations
  Section 2.13. Tax Matters
  Section 2.14. Title to Property
  Section 2.15. Intellectual Property
  Section 2.16. Insurance
  Section 2.17. Vote Required


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  Section 2.18. Tax Treatment
  Section 2.19. Affiliates
  Section 2.20. Certain Business Practices
  Section 2.21. Insider Interests
  Section 2.22. Opinion of Financial Adviser
  Section 2.23. Disclosure
  Section 2.24. No Existing Discussion
  Section 2.25. Material Contracts

ARTICLE 3. Representations and Warranties of GSI
  Section 3.1. Organization and Qualification
  Section 3.2. Capitalization of GSI
  Section 3.3. Authority Relative to this Agreement; Recommendation
  Section 3.4. SEC Reports; Financial Statements
  Section 3.5. Information Supplied
  Section 3.6. Consents and Approvals; No Violations
  Section 3.7. No Default
  Section 3.8  No Undisclosed Liabilities; Absence of Changes
  Section 3.9. Litigation
  Section 3.10. Compliance with Applicable Law
  Section 3.11. Employee Benefit Plans; Labor Matters
  Section 3.12. Environmental Laws and Regulations
  Section 3.13. Tax Matters
  Section 3.14. Title to Property
  Section 3.15. Intellectual Property
  Section 3.16. Insurance
  Section 3.17. Vote Required
  Section 3.18. Tax Treatment
  Section 3.19. Affiliates
  Section 3.20. Certain. Business Practices
  Section 3.21. Insider Interests
  Section 3.22. Opinion of Financial Adviser
  Section 3.23. Disclosure
  Section 3.24. No Existing Discussions
  Section 3.25. Material Contracts

ARTICLE 4. Covenants
  Section 4.1. Conduct of Business of CAPITAL
  Section 4.2. Conduct of Business of GSI
  Section 4.3. Preparation of the Proxy Statement
  Section 4.4. Other Potential Acquirers
  Section 4.5. Meetings of Stockholders
  Section 4.6. NASD OTC:BB Listing
  Section 4.7. Access to Information
  Section 4.8. Additional Agreements; Reasonable Efforts


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  Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans
  Section 4.10. Public Announcements
  Section 4.11. Indemnification
  Section 4.12. Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of tile Share Exchange
  Section 5.1. Conditions to Each Party's Obligations to Effect the Share
               Exchange
  Section 5.2. Conditions to the Obligations of CAPITAL
  Section 5.3. Conditions to the Obligations of GSI

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1. Termination
  Section 6.2. Effect of Termination
  Section 6.3. Fees and Expenses
  Section 6.4. Amendment
  Section 6.5. Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1. Nonsurvival of Representations and Warranties
  Section 7.2. Entire Agreement; Assignment
  Section 7.3. Validity
  Section 7.4. Notices
  Section 7.5. Governing Law
  Section 7.6. Descriptive Headings
  Section 7.7. Parties in Interest
  Section 7.8. Certain Definitions
  Section 7.9. Personal Liability
  Section 7.10. Specific Performance
  Section 7.11. Construction
  Section 7.12. Counterparts
  Section 7.13.  Termination After Effective Date
  Section 7.14.  Trademark


























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                      AGREEMENT AND PLAN OF SHARE EXCHANGE


This Agreement and Plan of Share Exchange (this "Agreement"), dated as of March 7, 2002 is between CAPITAL DEVELOPMENT GROUP, INC., an Oregon corporation ("CAPITAL"), and G SOCIETY, INC., a Florida corporation ("GSI").


         Whereas, the Boards of Directors of CAPITAL and GSI each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Share Exchange (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Share Exchange in accordance with this Agreement;

         Whereas, for Federal income tax purposes, it is intended that the Share Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         Whereas, CAPITAL and GSI desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

         Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, CAPITAL and GSI hereby agree as follows;

                             ARTICLE I

                             The Share Exchange


       Section 1.1 The Share Exchange. CAPITAL DEVELOPMENT GROUP, INC., an Oregon Corporation, at the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with and pursuant to the Oregon Revised Statutes (the "ORS"), shall exchange the shares as set forth below for one hundred percent (100%) of the issued and outstanding shares of GSI (as defined below) (the "Share Exchange"). Following the Share Exchange, GSI shall continue as a wholly owned subsidiary of CAPITAL DEVELOPMENT GROUP, INC., and CAPITAL DEVELOPMENT GROUP, INC. shall be the "acquiring" corporation (the "Acquiring Corporation"), and shall continue to be governed by the laws of the jurisdiction of its incorporation or organization. The Share Exchange is intended to qualify as a tax-free reorganization under Section 368 of the Code as it relates to the non-cash Exchange of stock referenced herein.


         Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Share Exchange (the "Share Exchange Certificate") shall be duly executed and acknowledged by GSI and CAPITAL, and thereafter the Share Exchange Certificate reflecting the Share Exchange shall be delivered to the Secretary of State of the State of Oregon and the Secretary of State of Florida for filing pursuant to the ORS and the FBCA on the Closing Date (as defined in Section 1.3). The Share Exchange shall become effective at such time as a properly


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

executed and certified copy of the Share Exchange Certificate is duly filed by the Secretary of State s of the State of Oregon and Florida, in accordance with the ORS and the FBCA or such later time as the parties may agree upon and set forth in the Share Exchange Certificate (the time at which the Share Exchange becomes effective shall be referred to herein as the "Effective Time").

         Section 1.3 Closing of the Share Exchange. The closing of the Share Exchange (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of the Law Office of L. Van Stillman, PA, 1177 George Bush Blvd. Suite 308, Delray Beach, Florida 33483, unless another time, date or place is agreed to in writing by the parties hereto.

         Section 1.4. Effects of the Share Exchange. The Share Exchange shall have the effects set forth in the ORS and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of GSI shall vest in the Acquiring Corporation, and GSI shall remain a wholly owned subsidiary of CAPITAL.

         Section 1.5. Board of Directors and Officers of CAPITAL. At or prior to the Effective Time, each of GSI and CAPITAL agrees to take such action as is necessary (i) to cause the following directors to either be appointed, pursuant to CAPITAL'S By-Laws, or elected as may be required:

                            J. Rod Martin; and
                            Paul Yates; and
                            Mathew Skallerund

         Section 1.6. Conversion of Shares.

         (a) At the Effective Time, each share of common stock, par value $.001 per share of GSI (individually a "GSI Share" and collectively, the "GSI Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of GSI, or CAPITAL or the holder thereof; be converted into the respective number of CAPITAL shares, or a fraction thereof, and shall become fully paid and nonassessable CAPITAL common shares. The holder(s) of GSI shares shall receive a total of Fifteen million six hundred ninety thousand five hundred twenty three (15,690,523) CAPITAL common shares, to be distributed pro rata among the holders of GSI common shares. The product of the division of all outstanding GSI shares into Fifteen million six hundred ninety thousand five hundred twenty three (15,690,523) CAPITAL shares shall be the conversion ratio.

         (b) At the Effective Time, CAPITAL will have 972,245 preferred convertible shares issued and outstanding. The certificate of designations regarding these shares provides that each share of convertible preferred shall be converted, at the option of the holder, into one share of a CAPITAL common share. Further, the preferred shares issued shall be non-diluted in the event the common shares of CAPITAL shall be subject to any reversal. The conversion rights become effective on April 1, 2002 and expire on June 1, 2002, at which time they shall become


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

automatically converted into CAPITAL common shares without any further action on the part of the holder.

         (c) At the Effective Time, each GSI share held in the treasury of GSI, immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of GSI or CAPITAL be canceled, retired and cease to exist and no payment shall be made with respect thereto.

         Section 1.7. Exchange of Certificates.

         (a) Prior to the Effective Time, CAPITAL shall enter into an agreement with, and shall deposit with, The Law Office of L. Van Stillman PA, or such other agent or agents as may be satisfactory to CAPITAL and GSI (the "Exchange Agent"), for the benefit of the holders of GSI Shares, for Exchange through the Exchange Agent in accordance with this Article I; certificates representing the appropriate number of CAPITAL Shares to be issued to holders of GSI Shares issuable pursuant to Section 1.6 in Exchange for outstanding GSI Shares.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding GSI Shares (the "Certificates") whose shares were converted into the right to receive CAPITAL Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GSI and CAPITAL may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in Exchange for certificates representing CAPITAL Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in Exchange therefore a certificate representing that number of whole CAPITAL Shares which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In no event will fractional shares be issued, but if a certificate holder is entitled to a fractional interest, said interest will be rounded up to the nearest whole number. In no event will CAPITAL be obligated to issue shares in excess of the amount provided for in this agreement, or Fifteen million six hundred ninety thousand five hundred twenty three (15,690,523) shares. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing CAPITAL Shares as contemplated by this Agreement.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to CAPITAL Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the CAPITAL Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

         (d) In the event that any Certificate for GSI Shares or CAPITAL Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in Exchange thereforee, upon the


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

making of an affidavit of that fact by the holder thereof such CAPITAL Shares if any, as may be required pursuant to this Agreement; provided, however, that CAPITAL or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

         (e) All CAPITAL Shares issued upon the surrender for Exchange of GSI Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such GSI Shares. There shall be no further registration of transfers on the stock transfer books of either of GSI or CAPITAL of the GSI Shares or CAPITAL Shares that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to CAPITAL for any reason, they shall be canceled and Exchanged as provided in this Article I.

         (f) No fractional CAPITAL Shares shall be issued in the Share Exchange, but in lieu thereof each holder of GSI Shares otherwise entitled to a fractional CAPITAL Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

         Section 1.8. Stock Options and Warrants. At the Effective Time, each outstanding option or warrant to purchase GSI Shares, if any (an "GSI Stock Option or Stock Purchase Warrant" or collectively, "GSI Stock Options and Warrants") issued pursuant to any GSI Stock Option Plan or Stock Warrant whether vested or unvested, shall be converted into a Stock Option or Stock Purchase Warrant of CAPITAL, subject to the same terms and conditions as if issued by CAPITAL.

         Section 1.9 Taking of Necessary Action: Further Action. If, at any time after the Effective Time, GSI or CAPITAL reasonably determines that any deeds, assignments, or instruments or confirmations or transfer are necessary or desirable to carry out the purposes of this Agreement and to vest CAPITAL with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GSI) the officers and directors of CAPITAL and GSI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.


                                    ARTICLE 2

                    Representations and Warranties of CAPITAL

         Except as set forth on the Disclosure Schedule delivered by CAPITAL to GSI (the "CAPITAL Disclosure Schedule"), CAPITAL hereby represents and warrants to GSI as follows:

         Section 2.1 Organization and Qualification.

         (a) CAPITAL is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where


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

the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on CAPITAL when used in connection with CAPITAL, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of CAPITAL, other than any change or effect arising out of general economic conditions unrelated to any business in which CAPITAL is engaged, or (ii) that may impair the ability of CAPITAL to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         (b) CAPITAL has heretofore delivered to GSI accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of CAPITAL. Except as set forth on Schedule
2.1 of the CAPITAL Disclosure Schedule, CAPITAL is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on CAPITAL.

         Section 2.2. Capitalization of CAPITAL.

         (a) At the "Effective Time" as defined in Section 1.2, above, the authorized capital stock of CAPITAL shall consist of: (i) Thirty Million (30,000,000) common shares, .0001 par value are authorized; 2,437,813 common shares, .0001 par value CAPITAL Shares will be issued and outstanding, (ii) 1,000,000 preferred shares are authorized and 972,245 preferred shares are issued as described in the CAPITAL Disclosure Schedule, Section 3.2(c) and
Section 1.6.(b) of this Agreement, and no CAPITAL Shares were held in treasury. All of the outstanding CAPITAL Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of CAPITAL, (ii) securities of CAPITAL convertible into or Exchangeable for shares of capital stock or voting securities of CAPITAL, except for the preferred shares of CAPITAL, (iii) options or other rights to acquire from CAPITAL and, except as described in the CAPITAL SEC Reports (as defined below), no obligations of CAPITAL to issue, any capital stock, voting securities or securities convertible into or Exchangeable for capital stock or voting securities of CAPITAL, and (iv) equity equivalents, interests in the ownership or earnings of CAPITAL or other similar rights (collectively, "CAPITAL Securities"). As of the date hereof; except as set forth on Schedule 2.2(a) of the CAPITAL Disclosure Schedule there are no outstanding obligations of CAPITAL or its subsidiaries to repurchase, redeem or otherwise acquire any CAPITAL Securities or stockholder agreements, voting trusts or other agreements or understandings to which CAPITAL is a party or by which it its bound relating to the voting or registration of any shares of capital stock of CAPITAL. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         (b) The CAPITAL Shares constitute the only class of equity securities of CAPITAL registered or required to be registered under the Exchange Act.

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

         Section 2.3. Authority Relative to this Agreement; Recommendation.

         CAPITAL has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of CAPITAL (the "CAPITAL Board") and will, pursuant to the representations and warranties herein, and as a condition precedent to the Closing of this Agreement, secure the required Shareholder approval in accordance with the ORS; no other corporate proceedings on the part of CAPITAL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CAPITAL and constitutes a valid, legal and binding agreement of CAPITAL, enforceable against CAPITAL in accordance with its terms.

     Section 2.4. SEC Reports, Financial Statements.

         (a) CAPITAL has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the filing of its initial registration statement on Form 1O-SB, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. CAPITAL has heretofore delivered or promptly will deliver prior to the Effective Date to GSI, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, (ii) all definitive proxy statements relating to CAPITAL'S meetings of stockholders (whether annual or special) held, if any, and (iii) all other reports or registration statements filed by CAPITAL with the SEC since the filing of the Company's 10-SB (all of the foregoing, collectively, the "CAPITAL SEC Reports"). None of such CAPITAL SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of CAPITAL included in the CAPITAL SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of CAPITAL as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the CAPITAL SEC Reports have been so filed.

         (b) CAPITAL has heretofore made available or promptly will make available to GSI a complete and correct copy of any amendments or modifications which are required to he filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by CAPITAL with the SEC pursuant to the Exchange Act.

         Section. 2.5. THIS SECTION LEFT BLANK INTENTIONALLY

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

         Section. 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements to the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Share Exchange Certificate as required by the ORS and as set forth on
Schedule 2.6 of the CAPITAL Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by CAPITAL of this Agreement or the consummation by CAPITAL of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on CAPITAL.

         Except as set forth in Section 2.6 of the CAPITAL Disclosure Schedule, neither the execution, delivery and performance of this Agreement by CAPITAL nor the consummation by CAPITAL of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of CAPITAL, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CAPITAL is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CAPITAL or any or its properties or assets, except in the case of
(ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on CAPITAL.

         Section 2.7. No Default. Except as set forth in Section 2.7 of the CAPITAL Disclosure Schedule, CAPITAL is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of
(i) its Certificate of Incorporation or Bylaws (or similar governing documents),
(ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CAPITAL is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to CAPITAL or any of its respective properties or assets, except in, the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on CAPITAL. Except as set forth in Section 2.7 of the CAPITAL Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CAPITAL is now a party or by which its respective properties or assets may be bound that is material to CAPITAL and that has not expired is in full force and effect and is not subject to any material default thereunder of which CAPITAL is aware by any party obligated to CAPITAL thereunder.

         Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the CAPITAL Disclosure Schedule and except as and to the extent publicly disclosed


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

by CAPITAL in the CAPITAL SEC Reports, as of September 30, 2001, CAPITAL does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of CAPITAL (including the notes thereto) or which would have a Material Adverse Effect on CAPITAL. Except as publicly disclosed by CAPITAL, since November 15, 2001, CAPITAL has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to CAPITAL having or which reasonably could be expected to have, a Material Adverse Effect on CAPITAL. Except as and to the extent publicly disclosed by CAPITAL in the CAPITAL SEC Reports and except as set forth in Section 2.8 of the CAPITAL Disclosure Schedule, since December 31, 2001, there has not been (i) any material change by CAPITAL in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by CAPITAL of any of its assets having a Material Adverse Effect on CAPITAL, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

         Section 2.9. Litigation. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, there is no suit, claim, action, proceeding or investigation, pending or, to the knowledge of CAPITAL, threatened against CAPITAL or any of its subsidiaries or any or their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CAPITAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, CAPITAL is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on CAPITAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

         Section 2. 10. Compliance with Applicable Law. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, CAPITAL holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "CAPITAL Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on CAPITAL. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, CAPITAL is in compliance with the terms or the CAPITAL Permits, except where the failure so to comply would not have a Material Adverse Effect on CAPITAL. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, the business of CAPITAL is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.1.2 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CAPITAL. Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, no investigation or review by any Governmental Entity with respect to CAPITAL is pending or, to the


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

knowledge of CAPITAL, threatened, nor, to the knowledge of CAPITAL, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which CAPITAL reasonably believes will not have a Material Adverse Effect on CAPITAL.

     Section 2.11. THIS SECTION LEFT BLANK INTENTIONALLY

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by CAPITAL in the CAPITAL SEC Reports, (i) CAPITAL is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). except for non-compliance that would not have a Material Adverse Effect on CAPITAL, which compliance includes but is not limited to, the possession by CAPITAL or all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) CAPITAL has not received written notice of, or, to the knowledge of CAPITAL, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on CAPITAL; and
(iii) to the knowledge of CAPITAL, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by CAPITAL, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on CAPITAL that are pending or, to the knowledge of CAPITAL, threatened against CAPITAL or, to the knowledge of CAPITAL, against any person or entity whose liability for any Environmental Claim CAPITAL has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.

     (a) Except as set forth in Section 2.13 of the CAPITAL Disclosure Schedule:
(i) CAPITAL has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of CAPITAL and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to CAPITAL have been paid in full or have been provided for in accordance with GAAP on CAPITAL'S most recent balance sheet which is part of the CAPITAL SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to CAPITAL; (iv) to the knowledge of CAPITAL none of the Tax Returns of or with respect to CAPITAL is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to CAPITAL which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and. (ii.) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.


     Section 2.14. Title to Property. CAPITAL has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on CAPITAL; and, to CAPITAL'S knowledge, all leases pursuant to which CAPITAL leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of CAPITAL, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which CAPITAL has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on CAPITAL.

     Section 2.15. Intellectual Property.

     (a) CAPITAL owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "CAPITAL Intellectual Property Rights").

     (b) The validity of the CAPITAL Intellectual Property Rights and the title thereto of CAPITAL is not being questioned in any litigation to which CAPITAL is a party.

     (c) Except as set forth in Section 2.15(c) of the CAPITAL Disclosure Schedule, the conduct of the business of CAPITAL as now conducted does not, to CAPITAL'S knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any CAPITAL Intellectual Property Rights.

     (d) CAPITAL has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where CAPITAL has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. CAPITAL currently does not maintain general liability and other business insurance.

     Section. 2.17. LEFT BLANK INTENTIONALLY

     Section 2.18. Tax Treatment. Neither CAPITAL nor, to the knowledge of CAPITAL, any of its affiliates has taken or agreed to take action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for Principal CAPITAL Stockholder and the directors and executive officers of CAPITAL, each of whom is listed in Section
2.19 of the CAPITAL Disclosure Schedule, there are no persons who, to the knowledge of CAPITAL, may be deemed to be affiliates of CAPITAL under Rule 1-02(b) of Regulation S-X of the SEC (the CAPITAL Affiliates").

     Section 2.20. Certain Business Practices. None of CAPITAL or any directors, officers, agents or employees of CAPITAL has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

         Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the CAPITAL Disclosure Schedule, neither any Principal CAPITAL Stockholder, nor any officer or director of CAPITAL has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or CAPITAL Intellectual Property Rights, used in or pertaining to the business of CAPITAL, expect for the ordinary rights of a stockholder or employee stock option holder.

         Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the CAPITAL Board a written opinion to the effect that, as of such date, the shares to be delivered to the holders of GSI Shares is fair to the holders of CAPITAL Shares.

         Section. 2.23. Disclosure. No representation or warranty of CAPITAL in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GSI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

         Section 2.24. No Existing Discussions. As of the date hereof, CAPITAL is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.25. Material Contracts.

         (a) CAPITAL has delivered or otherwise made available to GSI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which CAPITAL is a party affecting the obligations of any party thereunder) to which CAPITAL is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of CAPITAL taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of CAPITAL taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which CAPITAL is a party involving employees of CAPITAL); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stack or otherwise entered into since March 8, 2002;
(vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "CAPITAL Contracts"). CAPITAL is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the CAPITAL Contracts is valid and enforceable in accordance with its terms, and there is no default under any CAPITAL Contract so listed either by CAPITAL or, to the knowledge of CAPITAL, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by CAPITAL or, to the knowledge of CAPITAL, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on CAPITAL.

         (c) No party to any such CAPITAL Contract has given notice to CAPITAL of or made a claim against CAPITAL with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on CAPITAL.







                                    ARTICLE 3

                      Representations and Warranties of GSI

         Except as set forth on the Disclosure Schedule delivered by GSI to CAPITAL (the "GSI Disclosure Schedule"), GSI hereby represents and warrants to CAPITAL as follows;

         Section 3.1. Organization and Qualification.

         (a) Each of GSI and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Affect (as defined below) on GSI. When used in connection with GSI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GSI and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in, which GSI and its subsidiaries are engaged, or (ii) that may impair the ability of GSI to consummate the transactions contemplated hereby.

         (b) GSI has heretofore delivered to CAPITAL accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GSI. Each of GSI and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GSI.

         Section 3.2. Capitalization of GSI.

         (a) The total authorized capital stock of GSI consists of One Hundred Million (100,000,000) GSI Common Shares, $.001 par value; Fifteen million six hundred ninety thousand five hundred twenty three (15,690,523) common Shares are currently issued and outstanding and there are Fifty Million (50,000,000) preferred shares authorized; One Million eighty thousand (1,080,000) are presently outstanding. All of the outstanding GSI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

         (b) Except as set forth in Section 3.2(b) of the GSI Disclosure Schedule, GSI is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

         (c) Except as set forth in Section 3.2(c) of the GSI Disclosure Schedule, between the date hereof and the Effective Time, no shares of GSI's capital stock have been issued and no GSI Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GSI, (ii) securities of GSI or its subsidiaries convertible into or Exchangeable for shares of capital stock or voting securities of GSI except as provided for in
Schedule 3.2(c), (iii) options or other rights to acquire from GSI or its subsidiaries, or obligations of GSI or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or Exchangeable for capital stock or voting securities of GSI, or (iv) equity equivalents, interests in the ownership or earnings of GSI or its subsidiaries or other similar rights (collectively, "GSI Securities"). As of the date hereof there are no outstanding obligations of GSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any GSI Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which GSI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GSI.

         (d) Except as set forth in Section 3.2(d) of the GSI Disclosure Schedule, there are no additional securities of GSI convertible into or Exchangeable for, no options or other rights to acquire from GSI, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of, any subsidiary of GSI.

         (e) The GSI Shares constitute the only class of equity securities of GSI or its subsidiaries.

         (f) Except as set forth in Section 3.2(f) of the GSI Disclosure Schedule, GSI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

         Section 3.3. Authority Relative to this Agreement Recommendation.

         (a) GSI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GSI (the "GSI Board"), and no other corporate proceedings on the part of GSI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding GSI Shares. This Agreement has been duly and validly executed and delivered by GSI and constitutes a valid, legal and binding agreement of GSI, enforceable against GSI in accordance with its terms.

         (b) The GSI Board has resolved to recommend that the stockholders of GSI approve and adopt this Agreement.

         Section 3.4. SEC Reports and Financial Statements. GSI is not required to file forms, reports and documents with the SEC.

         Section 3.5. Information Supplied. None of the information supplied or to be supplied by GSI for inclusion or incorporation by reference to (i) the CAPITAL Proxy Statement, 8-K or other SEC Report will, at the time the SEC Report is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of CAPITAL, if any, and at the times of the meeting or meetings of stockholders of CAPITAL to be held in connection with the Share Exchange, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of GSI's stockholders to vote on the Share Exchange, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         Section. 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the GSI Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD and the filing and recordation of the Share Exchange Certificate as required by the NCGL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by GSI of this Agreement or the consummation by GSI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GSI.

         Neither the execution, delivery and performance of this Agreement by GSI nor the consummation by GSI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of GSI or any of GSI's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract agreement or other instrument or obligation to which GSI or any of GSI's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GSI or any of GSI's subsidiaries or any of their respective properties or assets except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GSI.

         Section 3.7. No Default. None of GSI or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GSI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GSI, its subsidiaries or any of their respective properties or assets, except in the case or (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GSI. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GSI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to GSI and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which GSI is aware by any party obligated to GSI or any subsidiary thereunder.

         Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by GSI, neither GSI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet or GSI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on GSI. Except as disclosed by GSI, none of GSI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GSI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on GSI. Except as and to the extent disclosed by GSI there has not been (i) any material change by GSI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles, (ii) any revaluation by GSI of any of its assets having a Material Adverse Effect on GSI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

         Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the GSI Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GSI, threatened against GSI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GSI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by GSI, none of GSI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected 'to have a Material Adverse Effect on GSI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

         Section 3.10. Compliance with Applicable Law. Except as disclosed by GSI, GSI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and Governmental entities necessary for the lawful conduct of their respective businesses (the "GSI approvals) which would not have a Material Adverse Effect on GSI. Except as disclosed by GSI, GSI and its subsidiaries are in compliance with the terms of the GSI Permits, except where the failure so to comply would not have a Material Adverse Effect on GSI. Except as disclosed by GSI, tile businesses of GSI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GSI. Except as disclosed by GSI no investigation or review by any Governmental Entity with respect to GSI or its subsidiaries is pending or, to the knowledge of GSI, threatened, nor, to the knowledge of GSI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which GSI reasonably believes will not have a Material Adverse Effect on GSI.

         Section 3.11. Employee Benefit Plans, Labor Matters.

         (a) With respect to each employee benefit plan, program policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by GSI, any of its subsidiaries or any entity required to be aggregated with GSI or any of its subsidiaries pursuant to Section 414 of the Code (each, a "GSI Employee Plan"). No event has occurred and, to the knowledge of GSI, no condition or set of circumstances exists in connection with which GSI or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GSI.

         (b) (i) No GSI Employee Plan is or has been subject to Title IV or ERISA or Section 412 of the Code; and (ii) each GSI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of favorable internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

         (c) Section 3.11(c) of the GSI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GSI Stock Options, together with the number of GSI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Share Exchange), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3. ii (c) of the GSI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GSI has furnished CAPITAL with complete copies of the plans pursuant to which the GSI Stock Options were issued. Other than the automatic vesting of GSI Stock Options that may occur without any action on the part of GSI or its officers or directors, GSI has not taken any action that would result in any GSI Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) GSI has made available to CAPITAL (i) a description of the terms of employment and compensation arrangements of all officers of GSI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating GSI to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of GSI who have executed a non-competition agreement with GSI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of GSI with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the GSI with or relating to its employees which contain change in control provisions.

         (e) Except as disclosed in Section 3.1.1(e) of the GSI Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GSI Employee Plan or any agreement or arrangement disclosed under this
Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

         (f) There are no controversies pending or, to the knowledge of GSI threatened, between GSI or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GSI. Neither GSI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GSI or any of its subsidiaries (and neither GSI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GSI know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. GSI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

         Section 3.12. Environmental Laws and Regulations.

         (a) Except as disclosed by GSI, (i) each of GSI and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on GSI, which compliance includes, but is not limited to, the possession by GSI and its subsidiaries of all material permits and other government, authorizations required under applicable Environmental Laws, and compliance with, the terms and conditions thereof; (ii) none of GSI or its subsidiaries has received written notice of; or, to the knowledge of GSI, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on GSI; and (iii) to the knowledge of GSI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

         (b) Except as disclosed by GSI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GSI that are pending or, to the knowledge of GSI, threatened against GSI or any of its subsidiaries or, to the knowledge of GSI, against any person or entity whose liability for any Environmental Claim GSI or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

         Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the GSI Disclosure Schedule: (i) GSI and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of GSI and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GSI and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on GSI's most recent balance sheet which is part of the GSI SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period or limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GSI or its subsidiaries; (iv) to the knowledge of GSI none of the Tax Returns of or with respect to GSI or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material

Taxes has been assessed with respect to GSI or any of its subsidiaries which has not been abated or paid in, full.

         Section. 3.14. Title to Property. GSI and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GSI; and, to GSI's knowledge, all leases pursuant to which GSI or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GSI, under any or such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which GSI or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on GSI.

         Section 3.15. Intellectual Property.

         (a) Each of GSI and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "GSI Intellectual Property Rights").

         (b) Except as set forth in Schedule 3.15(b) of the GSI Disclosure Schedule the validity of the GSI Intellectual Property Rights and the title thereto of GSI or any subsidiary, as the case may be, is not being questioned in any litigation to which GSI or any subsidiary is a party.

         (c) The conduct of the business of GSI and its subsidiaries as now conducted does not, to GSI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any GSI Intellectual Property Rights.

         (d) Each of GSI and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GSI has elected to rely on patent or copyright protection in lieu of trade secret protection.

         Section 3.16. Insurance. GSI and its subsidiaries maintain general liability and other business insurance that GSI believes to be reasonably prudent for its business.

         Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding GSI Shares is the only vote of the holders of any class or series of GSI's capital stock necessary to approve and adopt this Agreement and the Share Exchange.

         Section 3.18. Tax Treatment. Neither GSI nor, to the knowledge of GSI, any of its affiliates has taken or agreed to take any action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

         Section 3.19. Affiliates. Except for the directors and executive officers of GSI, each of whom is listed in Schedule 3.19 of the GSI Disclosure Schedule, there are no persons who, to the knowledge of GSI, may be deemed to be affiliates of GSI under Rule 1-02(b) of Regulation S-X of the SEC (the "GSI Affiliates").

         Section 3.20. Certain Business Practices. None of GSI, any of its subsidiaries or any directors, officers, agents or employees of GSI or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

         Section 3.21. Insider Interests. Except as set forth in Section 7.14 and Schedule 3.21 of the GSI Disclosure Schedule, no officer or director of GSI has any interest in any material, property, real or personal, tangible or intangible, including without limitation, any computer software or GSI Intellectual Property Rights, used in or pertaining to the business of GSI or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

         Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the GSI Board a written opinion to the effect that, as of such date, the Exchange ratio contemplated by the Share Exchange is fair to the holders of GSI Shares.

         Section 3.24. Disclosure. No representation or warranty of GSI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to CAPITAL pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

         Section 3.25. No Existing Discussions. As of the date hereof GSI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

         Section 3.26. Material Contracts.

         (a) GSI has delivered or otherwise made available to CAPITAL true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which GSI is a party affecting the obligations of any party thereunder) to which GSI or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of GSI and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of GSI and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which GSI is a party involving employees of GSI);
(ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof; the "GSI Contracts"). Neither GSI nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the GSI Contracts is valid and enforceable in accordance with its terms, and there is no default under any GSI contract so listed either by GSI of, to the knowledge of GSI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GSI or, to the knowledge of GSI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on GSI .

         (c) No party to any such GSI Contract has given notice to GSI of or made a claim against GSI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on GSI.




                                    ARTICLE 4

                                    Covenants

         Section 4.1 Conduct of Business of CAPITAL. Except as contemplated by this Agreement or as described in Section 4.of the CAPITAL Disclosure Schedule, during the period from the date hereof to the Effective Time, CAPITAL will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the CAPITAL Disclosure Schedule, prior to the Effective Time, CAPITAL will not, without the prior written consent of GSI:

         (a) Amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

         (b) Amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents;

         (c) Split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

         (d) Adopt a plan of complete or partial liquidation, dissolution, share Exchange, consolidation, restructuring, recapitalization or other reorganization of CAPITAL (other than the Share Exchange);

         (e) (i) Incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of CAPITAL; or
(v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

         (f) Except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent CAPITAL from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2002 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2001 in amounts previously disclosed to GSI (to the extent that such compensation increases and new or amended bonus arrangements do not reset in a material increase in benefits or compensation expense to CAPITAL);

         (g) Acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

         (h) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

         (i) Revalue in, any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

         (j) (i) Acquire (by share Exchange, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to CAPITAL; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

         (k) Make any tax election or settle or compromise any income tax liability material to CAPITAL;

         (l) Settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on CAPITAL;

         (m) Commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

         (n) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of, contained in this Agreement untrue or incorrect.


         Section 4.2. Conduct of Business of GSI. Except as contemplated by this Agreement or as described in Schedule 4.2 of the GSI Disclosure Schedule during the period from the date hereof to the Effective Time, GSI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 4.2 of the GSI Disclosure Schedule, prior to the Effective Time, GSI will not, without the prior written consent of:

         (a) Amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

         (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

         (c) Split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

         (d) Adopt a plan of complete or partial liquidation, dissolution, share Exchange consolidation, restructuring, re-capitalization or other reorganization of GSI (other than the Share Exchange);

         (e) (i) Incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GSI or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

         (f) Except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GSI or its subsidiaries from (i)entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2001 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2001 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in, benefits or compensation expense to GSI);

         (g) Acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

         (h) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

         (i) Revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

         (j) (i) Acquire (by share Exchange, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in, the ordinary course of business consistent with past practice which would be material to GSI; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

         (k) Make any tax election or settle or compromise any income tax liability material to GSI and its subsidiaries taken as a whole;

         (l) Settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on, GSI;

         (m) Commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

         (n) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the GSI contained in this Agreement untrue or incorrect.

         Section 4.3 Other Potential Acquirers.

         (a) GSI, its affiliates and. their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

         Section 4.4. Meetings of Stockholders. GSI shall take all action necessary, in accordance with the Oklahoma General Corporate Act to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the ORS and its charter.

         Section 4.5. OTC:BB Listing. The parties shall use all reasonable efforts to cause the CAPITAL Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board (OTC:BB).

         Section. 4.6. Access to Information.

         (a) Between the date hereof and the Effective Time, CAPITAL will give GSI and its authorized representatives, and GSI will give CAPITAL and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

         (b) Between the date hereof and the Effective Time, CAPITAL shall furnish to GSI, and GSI will furnish to CAPITAL, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

         (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

         Section 4.7. Additional Agreements. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of al third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Share Exchange and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, GSI and CAPITAL agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Share Exchange. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         Section 4.8. Employee Benefits Stock Option and Employee Purchase Plans. Neither CAPITAL nor GSI has any, or contemplates the institution of Employee Benefit Plans.

         Section 4.9. Public Announcements. GSI, and CAPITAL will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Share Exchange, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by

GSI or CAPITAL.

         Section 4.10. Indemnification.

         (a) To the extent, if any, not provided by an existing right under one of the parties, directors and officers liability insurance policies, from and after the Effective Time, CAPITAL shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or
(ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) CAPITAL shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to CAPITAL, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the ORS or its certificate of incorporation or bylaws, (ii) CAPITAL will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the ORS and CAPITAL'S certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to CAPITAL and the Indemnified Party; provided, however, that CAPITAL shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, or conflict on any significant issue between positions of any two or more Indemnified Parties.

         (b) In the event CAPITAL or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Acquiring corporation or entity or such consolidation or share Exchange or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of CAPITAL shall assume the obligations set forth in this Section 4.11.

         (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of CAPITAL and GSI and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in CAPITAL'S and GSI'S certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Share Exchange and shall continue in full force and effect for a period of not less than six years from the Effective Time.

         (d) The provisions of this Section 4.11 are intended to be for the benefit of and shall be enforceable by, each indemnified Party, his or her heirs and his or her representatives.

         Section 4.11. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in, this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken other communication from any third party alleging that the consent of such third party is or may as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.



                                    ARTICLE 5

                Conditions to Consummation of the Share Exchange

         Section 5.1 Conditions to Each Party's Obligations to Effect the Share Exchange. The respective obligations of each party hereto to affect the Share Exchange are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) this Agreement shall have been approved and adopted by the stockholders of CAPITAL and GSI; and

         (b) this Agreement shall have been approved and adopted by the Board of Directors of CAPITAL and GSI; and

         (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Share Exchange;

         (d) any waiting period applicable to the Share Exchange under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

         Section 5.2 Conditions to the Obligations of CAPITAL. The obligation of CAPITAL to effect the Share Exchange is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of GSI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
GSI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GSI shall have delivered to CAPITAL a certificate to that effect;

         (b) each of the covenants and obligations of GSI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GSI shall have delivered to CAPITAL a certificate to that effect;

         (c) GSI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Share Exchange as relates to any obligation, right or interest of GSI under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CAPITAL, individually or in the aggregate, have a Material Adverse Effect on GSI; and

         (d) there shall have been no events, changes or effects with respect to GSI or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on GSI.

         Section 5.3 Conditions to the Obligations of GSI. The respective obligations of GSI to affect the Share Exchange are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of CAPITAL contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CAPITAL) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing CAPITAL shall have delivered to GSI a certificate to that effect;

         (b) each of the covenants and obligations of CAPITAL to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing CAPITAL shall have delivered to GSI a certificate to that effect; and

         (c) there shall have been no events, changes or effects with respect to CAPITAL having or which could reasonably be expected to have a Material Adverse Effect on CAPITAL.


                                    ARTICLE 6

                         Termination; Amendment; Waiver

         Section 6.1. Termination. This Agreement may be terminated and the Share Exchange may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by CAPITAL's or GSI's stockholders:

         (a) by mutual written consent of CAPITAL and GSI;

         (b) by GSI or CAPITAL if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Share Exchange has not been consummated by March 11, 2002; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date,

         (c) by CAPITAL if (i) there shall have been a breach of any representation or warranty on the part of GSI set forth in this Agreement, or if any representation or warranty of GSI shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by March 28, 2002 (or as otherwise extended), (ii) there shall have been a breach by GSI of any of their respective covenants or agreements hereunder having a Material Adverse Effect on GSI or materially adversely affecting (or materially delaying) the consummation of the Share Exchange, and GSI, as the case may be, has not cured such breach within 20 business days after notice by CAPITAL thereof, provided that CAPITAL has not breached any of its obligations hereunder or (iii) CAPITAL shall have convened a meeting of its Board of Directors to vote upon the Share Exchange and shall have failed to obtain the requisite vote;

         (d) by GSI if (i) there shall have been a breach of any representation or warranty on the part of CAPITAL set forth in this Agreement, or if any representation or warranty of CAPITAL shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by March 28, 2002 (or as otherwise extended), (ii) there shall have been a breach by CAPITAL of its covenants or agreements hereunder having a Material Adverse Effect on CAPITAL or materially adversely affecting (or materially, delaying) the consummation of the Share Exchange, and CAPITAL, as the case may be, has not cured such breach within twenty business days after notice by GSI thereof, provided that GSI has not breached any of its obligations hereunder.

         Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith became void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, owners or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c). 7.13 and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

         Section 6.3. THIS SECTION LEFT BLANK INTENTIONALLY

         Section 6.4. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         Section 6.5. Extension: Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.





                                    ARTICLE 7

                                  Miscellaneous

         Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

         Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

         If to CAPITAL:

         Michael Vahl
         Capital Development Group
         C/O George Minutaglio
         BJM Consultants
         2283 South Lake Reedy Boulevard
         Frostproof  FL 33843

         If to GSI:

         Mr. J. Rod Martin
         G Society, Inc.
         555 NE 15th Street
         Miami,  Florida  33156

  And copies of all notices to:
         L. Van Stillman, Esq.
         1177 George Bush Blvd.  Suite 308
         Delray Beach, Florida 33483
         (561) 330-9903

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to the principles of conflicts of law thereof.

         Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 7.3. Certain Definitions. For the purposes of this Agreement, the term:

         (a) "affiliate" means (except as otherwise provided in Sections 2.1.9, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "business day" means any day other than a day on which Nasdaq is closed;

         (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.;

         (d) "knowledge" or "known means, with respect to any matter in question, if an executive officer of CAPITAL or GSI or its subsidiaries, as the case may be, has actual knowledge of such matter;

         (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

         (f) "subsidiary" or "subsidiaries" of CAPITAL, GSI or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which CAPITAL, GSI or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of CAPITAL, GSI or any officer, director, employee, agent, representative or investor of any party hereto.

         Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merge, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Share Exchange.

         Section 7.11. Construction. CAPITAL and GSI have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but which shall constitute one and the same agreement.

Section 7.13 Termination . If this Agreement is terminated by GSI at any time prior to the Effective Date for any reason except as provided for herein, GSI agrees to pay to CAPITAL Fifty Thousand ($50,000.00) Dollars.

         Section 7.14 Trademarks and Patents: All Patents and Trademarks and Trade Names shall remain titled in the name of the corporate entity which now holds the rights to said patent, trademark or trade-name. No transfer or assignment of a patent, trademark or trade-name shall be effective unless approved by a majority vote of each corporate board of directors of CAPITAL and GSI, separately.

         In Witness Whereof each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.








                                 G SOCIETY, INC.


                                 By:
                                    -------------------------
                                 Name:
                                      -----------------------
                                 Title: Chairman





                                 CAPITAL DEVELOPMENT GROUP, INC.

                                 By:
                                    -------------------------
                                 Name:
                                      -----------------------
                                 Title: President

                           CAPITAL DISCLOSURE SCHEDULE

Schedule 2.1 Organization                            See Amended Articles/Bylaws
                                                     /Minutes

Schedule 2.6 Consents & Approvals                    None Required

Schedule 2.7 No Default                              Not Applicable

Schedule 2.8 No Undisclosed Liability                None Exist

Schedule 2.9 Litigation                              None Exist

Schedule 2.10 Compliance with Applicable Law         Not Applicable - full
                                                     disclosed in 1OKSB

Schedule 2.11 Employee Benefit Plans                 Section 2.11(a) Not
                                                     Applicable - None Exist

                                                     Section 2.11(b) No Benefit
                                                     Plan Exist

                                                     Section 2.11( c) No Options
                                                     Exist

                                                     Section 2.E 1(d) No
                                                     Agreements Exist

Schedule 2.12 Environmental Laws and Regs            Not Applicable

Schedule 2 13 Tax Matters                            None Exist

Schedule 2.14 Title to Property                      None Exist

Schedule 2.15 Intellectual Property                  None Exist

Schedule 2.16 Insurance                              None Exist

Schedule 2 1.7 Vote Required                         See Shareholder Meeting
                                                     Certificate

Schedule 2.13 Tax Treatment                          Not Applicable

Schedule 2 19 Affiliates                             None Exist

Schedule 2.20 Certain Business Practices             None Exist

Schedule 2.21 Insider Interest                       None Exist

Schedule 2.22 Opinion of Financial Adviser           Waived-None Exist

                             GSI DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                     Not Applicable

Schedule 3.2(c) Capital Stock Rights                 15,690,523 shares of common
                                                     stock.
                                                     1,080,000  shares of
                                                     preferred  stock
                                                     convertible into common
                                                     stock

Schedule 3.2(d) Securities conversions               Options and Warrants

Schedule 3.2 (f) Subsidiaries                        Gaywired,  Inc.,
                                                     Lesbianation  Enterprises,
                                                     Inc.,  QT Magazine, Inc.,
                                                     GPublications, Inc.

Schedule 3.6 Consents & Approvals                    None Required

Schedule 3.7 No Default                              Not Applicable

Schedule 3.8 No Undisclosed Liability                None Exist

Schedule 3.9 Litigation                              None

Schedule 3.10 Compliance with Applicable Law         Not Applicable

Schedule 3.11 Employee Benefit Plans                 Section 3.11(c) Employee
                                                     incentive Options not
                                                     vested Section 3.11(c) No
                                                     Agreements Exist

Schedule 3.12 Environmental Laws and Regs.           Not Applicable

Schedule 3.13 Tax Matters                            Payroll tax returns and
                                                     payments. Federal Tax
                                                     Returns.

Schedule 3.14 Title to Property                      None Exist

Schedule 3.15(b) Intellectual Property               None Exist

Schedule 3.17 Vote Required                          See Shareholder Meeting
                                                     Certificate

Schedule 3.18 Tax Treatment                          Not Applicable

Schedule 3.19 Affiliates                             NONE

Schedule 3.20 Certain Business Practices             None Exist

Schedule 3.21 Insider Interest                       None Exist

Schedule 3.22 Opinion of Financial Adviser           Waived - None Exist

Schedule 4.1 Conduct of Business                     See Amended & Restated
                                                     Articles

Schedule 4.2 Conduct of Business                     None Exist